Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY SIGNS $125 MILLION SUBORDINATED DEBT FACILITY

LAKEWOOD, COLORADO — October 29, 2012, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced that the Company has signed a binding agreement with Hanlong  (USA) Mining (“Hanlong”) to provide a $125 million subordinated debt facility supplementing a previously announced $665 million Chinese sourced term loan that is being negotiated with China Development Bank (“CDB”). The Company had previously announced a letter of intent related to this facility with Hanlong on August 1, 2012.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “The Company continues to receive tremendous support from Hanlong in funding the Mt. Hope Project, and we look forward to continuing our work with Hanlong in completing the senior term loan with China Development Bank. We are pleased to have completed this very important component of our Mt. Hope Project finance plan.”

The terms of the subordinated debt facility with Hanlong include the initial availability of $75 million (Tranche A) during the Mt. Hope Project’s construction period.  An additional $50 million (Tranche B) becomes available for the 6 month period post commercial production.  The $125 million facility can be reduced to the extent equipment is leased.  Consideration to Hanlong will include a fee of $6.25 million, payable upon closing of the CDB term loan or other financing of at least $8 million, plus warrants with a 2.5 year maturity to purchase ten million shares of our common stock.  The warrants have been priced at a 15% premium to the past 10 day volume weighted average price (VWAP), which results in a warrant strike price of $4.23 per share.  Both Tranche A & B, if drawn, will mature in 5 years from the Mt. Hope Project’s achievement of commercial production and will have mandatory prepayments of 50% of the Company’s free cash flow, after the senior CDB term loan’s debt service. Advances under the subordinated debt facility are subject to a number of conditions precedent, including signing and funding of the CDB terms loan.

The Hanlong facility will be subordinated to the CDB term loan, with similar covenants to the CDB facility, and will have an interest rate of LIBOR +4%.

As announced on February 16, 2012, CDB has confirmed the basic terms underlying a proposed $665 million term loan to finance the Mt. Hope Project, including a CDB intention to lend $399 million and arrange a consortium of Chinese and international banks to fund the remaining balance.  The term loan is anticipated to carry a maturity of 12 years including a 30 month grace period to allow for the construction of the Mt. Hope Project.  The interest rate remains subject to market conditions and Chinese government policy until loan documentation is completed.  The Company and Hanlong are continuing to work with CDB with a target of having the term loan completed, approved and available to the Company within 3 months of receiving the final Mt. Hope Project operating permits.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  The bank financing and subordinated loans are subject to final negotiation and satisfaction of conditions precedent.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.